SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  October 5, 2011

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2011, the Company entered into an Amendment to Agreement and Plan of Merger dated as of October 7, 2011 (the “Amendment”) with Tech Full Electric Company, a Cayman Islands exempted company with limited liability (“Parent”) and Tech Full Electric Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Amendment, the parties have agreed that the amount of the termination fee potentially payable by the Company to Parent pursuant to the Agreement and Plan of Merger dated as of June 19, 2011 by and among the Company, Parent and Merger Sub (the “Merger Agreement”) shall be reduced from $22,500,000 to $19,750,000.

A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events

Eleven stockholder class action lawsuits were filed against the Company and/or certain officers and the members of its board of directors in connection with the October 10, 2010 non-binding proposal made by Mr. Tianfu Yang and Baring Private Equity Asia Group Limited to acquire all of the outstanding shares of the Company’s common stock not currently owned by Mr. Tianfu Yang and his affiliates for $24.00 per share in cash (the “Yang-Baring Proposal”).  Six actions were filed in Nevada state court (Carson City, Clark County, or Washoe County), two actions were filed in Nevada federal district court, and three actions were filed in New York state court.  All of the actions assert claims against the Company and/or members of the board of directors for allegedly breaching their fiduciary duties in connection with the Yang-Baring Proposal, as described further below.  On August 19, 2011, the three New York actions were dismissed.  Both of the actions pending in Nevada federal district court have also been dismissed.

On or about October 19, 2010, the Company became aware that the first of the stockholder class actions had been filed against the Company and the members of its board of directors in connection with the Yang-Baring Proposal. In those initial actions, the plaintiffs alleged, among other things, that the proposed buyout price and the process of evaluating the Yang-Baring Proposal were unfair and inadequate. On May 3, 2011, the Nevada state court appointed Co-Lead Counsel for the plaintiffs and the class (“Co-Lead Counsel”) in the Nevada state court actions, and on May 19, 2011, the Nevada state court consolidated all of the Nevada state court actions (the “Nevada Action”). On July 20, 2011, the representative plaintiff in the Nevada Action filed an amended consolidated complaint, challenging the proposed buyout price and the Special Committee’s process in evaluating the Yang-Abax proposed transaction. On July 27, 2011, upon stipulation of the parties to the Nevada Action, the court certified the consolidated Nevada Action as a class action under Nevada Rule of Civil Procedure 23(a), 23(b)(1), and 23(b)(2), without opt-out rights. The representative plaintiff in the Nevada Action was named as the class representative, and the court confirmed his selection of Co-Lead Counsel as counsel for the class. The representative plaintiff in the Nevada Action again amended his consolidated complaint on September 1, 2011. The representative plaintiff seeks, among other relief, to enjoin the defendants from consummating the Yang-Abax proposed transaction and to direct the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s stockholders. The parties to the Nevada Action engaged in discovery, including document production from the defendants and third parties and depositions.

On October 5, 2011, the parties to the Nevada Action entered into a Memorandum of Understanding (the “MOU”) to settle the Nevada Action.  The MOU includes an agreement by the parties to the merger agreement to amend Section 7.3(b) of the merger agreement to reduce the Company termination fee from $22,500,000 to $19,750,000 and an acknowledgment by the Company that Co-Lead Counsel were a significant causal factor in the Company’s decision to make certain additional disclosures in its preliminary proxy statements filed on Schedule 14A with the SEC on August 15, 2011, August 29, 2011, and September 13, 2011.  The MOU also provides for dismissal of the Nevada Action and includes releases of the Company, its officers and directors, members of the Special Committee of the Board, in their capacities as such and the members of the Buyer Group, among others.  The parties to the MOU anticipate preparing a settlement agreement for presentation to the court.  The effectiveness of the MOU and any settlement agreement is conditional upon preliminary approval of the Nevada state court and final approval by that court following notice to the class members.  In addition, Co-Lead Counsel have the right to seek an award of attorneys’ fees and costs from the Company for the benefit, they contend, they provided the class.

Item 9.01.  Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
10.1	Amendment to Agreement and Plan of Merger dated as of October 7, 2011 by and among Harbin Electric, Inc., Tech Full Electric Company and Tech Full Electric Acquisition, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name:	Tianfu Yang
Title:	Chairman and Chief Executive Officer

Dated: October 11, 2011